UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2012

Parametric Sound Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13771 Danielson Street, Suite L
Poway, California 92064

(Address of Principal Executive Offices)

13125 Danielson Street, Suite #110
Poway, California 92064

(Former Address)

____________________

888-477-2150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On July 23, 2012, we issued a press release announcing that we, through our newly formed wholly-owned subsidiary, PSC Licensing Corp., licensed our HyperSound™ technology to Epsilon Electronics, Inc. A copy of the press release is included as an exhibit to this report and incorporated by reference herein.

The license provides Epsilon the right to develop, manufacture and sell agreed upon consumer products incorporating our patented and patent pending non-linear acoustic technology. The license includes an initial six-month non-exclusive development term during which Epsilon is to create and test prototypes. Such initial six-month term may be extended for an additional six-month period if Epsilon determines in good faith that it is unable to produce a commercially viable and satisfactory prototype during the initial six-month term. Upon our approval of product prototypes and satisfaction of other conditions, Epsilon will have a manufacturing term license for three years from the first commercial shipment. Such three-year term may be renewed for additional three-year periods, subject to our right to terminate and subject to the satisfaction of specified conditions. The manufacturing term license is non-exclusive except with respect to the aftermarket automotive industry where it is exclusive for two years from the first commercial shipment subject to certain conditions.

The license requires a $250,000 development term license fee due upon signing, a $750,000 manufacturing term license fee due upon commencement of manufacture of the first product and an ongoing 15% royalty of net sales of products. The $1,000,000 of license fees will offset the first $1,000,000 of royalties. Subject to certain conditions, if we do not approve a prototype or Epsilon determines in good faith that it is unable to produce a commercially viable and satisfactory prototype during the development term, then the $250,000 development term license fee is refundable.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
99.1	Press Release dated July 23, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 23, 2012

Parametric Sound Corporation

By: /s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary

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